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                                                                   Exhibit 10.18


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of August 24, 1998 (the "Effective Date"), by and between GENAISSANCE PHARMACEUTICALS, INC. (the "Corporation"), a Delaware corporation with its principal office at 5 Science Park, New Haven, Connecticut, 06511, and GUALBERTO RUANO ("Executive"), an individual who resides at 88 Lawrence Street, New Haven, Connecticut 06511.

         WHEREAS, the Corporation and Executive desire to continue their employment relationship on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT. The Corporation hereby continues the employment of Executive in the capacity of President and Chief Executive Officer, and, until the Corporation appoints a permanent Scientific Director, as Interim Scientific Director, of the Corporation (collectively, the "CEO") during the term of this Agreement, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth. Executive represents that his employment by the Corporation pursuant to this Agreement does not violate any agreement, covenant or obligation to which he is a party or by which he is bound.

         2. DUTIES. During the term of this Agreement, Executive shall perform all duties, consistent with his position as CEO, assigned or delegated to him by the Board of Directors of the Corporation (the "Board") and normally associated with the position of CEO, and he shall devote his full business time and best efforts to the advancement of the interests and business of the Corporation. The Corporation will use its best efforts to cause Executive to continue to be elected a member of the Board throughout the Employment Term. Executive will have complete operating and administrative responsibility and authority over the Corporation subject to reasonable policies established by the Board. The Corporation shall provide and maintain an office located in New Haven, Connecticut, from where Executive may perform his duties.

         3. TERM. The term of Executive's employment under this Agreement shall begin on the Effective Date, and shall expire at the close of business on August 31, 2003, unless extended pursuant to the next sentence hereof or unless earlier terminated as provided in this Agreement (the "Initial Term"). The term of Executive's employment under this Agreement shall be automatically extended for additional one-year terms (each, an "Extended Term") upon the expiration of the Initial Term or any Extended Term unless either the Corporation or the Executive delivers to the other, at least 120 days prior to the expiration of the Initial Term or the then current Extended Term, as the case may be, a written notice (a "Non-Extension Notice") specifying that the term of the Executive's employment will not be extended at the end of the Initial Term or such Extended Term, as the case may be. The period from the Effective Date until August 31, 2003, or, in the event that the Executive's employment hereunder is earlier


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terminated or extended as provided in this Agreement, such shorter or longer period, as the case may be, is hereinafter called the "Employment Term". If the Executive continues in the full-time employ of the Corporation after the end of the Employment Term (it being expressly understood and agreed that the Corporation does not now, nor hereafter shall have, any obligation to continue the Executive in its employ, whether or not on a full-time basis, after the Employment Term ends), then the Executive's continued employment by the Corporation shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Corporation at will.

         4. COMPENSATION. As compensation for the services to be rendered by Executive to the Corporation pursuant to this Agreement, the Corporation shall pay Executive and provide Executive with the following compensation and benefits which Executive agrees to accept in full satisfaction for his services:

              a. BASE SALARY. The Corporation shall pay Executive a Base Salary, payable in equal installments at such payment intervals as are the usual custom of the Corporation, but not less often than monthly, at an annual rate of $225,000, less such deductions or amounts to be withheld as shall be required by applicable law (the "Base Salary"). The Base Salary shall be reviewed annually by the Board in the third quarter of each fiscal year of the Corporation (commencing with the fiscal year ending December 31, 1999) and shall be increased (effective as of September 1 in such fiscal year) by such amount, if any, as the Board, in its sole discretion, shall determine. Neither the Corporation nor the Board may reduce the Base Salary as so increased.

              b. BONUSES. During the Employment Term, the Corporation shall pay Executive the following bonuses:

                   (i) Upon the Effective Date, the Corporation shall pay Executive a cash retention bonus of $150,000 (the "Retention Bonus") in recognition of Executive's outstanding contributions to the Corporation to date and his willingness in the past to accept compensation at a level below that of the prevailing market. The Retention Bonus shall be paid in addition to the Base Salary and the other bonuses for which provision is hereinafter made.

                   (ii) During the month of January in each year, commencing January, 1999, the Corporation shall pay Executive a cash bonus (an "Incentive Bonus") equal to such amount as shall be determined by the Board in its sole discretion based upon Executive's achievements in meeting the financial and performance goals of the Corporation for its most recent fiscal year. Each Incentive Bonus shall be paid in addition to the Base Salary and the Retention Bonus.

              c.   BENEFITS.

                   (i) Executive shall be entitled to participate, to the extent he is eligible, in all group insurance programs, health, medical, dental, and disability plans, and other employee benefit plans which the Corporation may hereafter in


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              its sole and absolute discretion make available generally to its employees (other than any incentive compensation or equity ownership plan), but the Corporation shall not be required to establish or maintain any such program or plan.

                   (ii) Executive shall be entitled to four (4) weeks paid vacation during each calendar year. Such vacation may be taken at such time or times as is reasonably consistent with the Corporation's vacation policies and the performance by Executive of his duties and responsibilities hereunder. Up to two weeks of unused vacation time in any year may be carried over and used in the subsequent year.

                   (iii) Executive shall be entitled to participate in the Corporation's 1993 Stock Option Plan (the "Plan") and the Corporation shall use its best efforts to cause the Board or the applicable committee of the Board to grant Executive an option, having a ten-year term, to purchase 100,000 shares of the Corporation's common stock at an exercise price per share equal to $1.25 (the "Option"). The Option shall vest ratably over a 36-month period during the Employment Term, with accelerated vesting in the event of Executive's death or permanent disability or the termination of this Agreement for other than For Cause or its breach by Executive or his exercise of his rights under
              Section 11(g). The Option shall be set forth in a separate agreement embodying the grant of the Option which shall be otherwise in the form stipulated in the Plan..

                   (iv) The Corporation shall purchase and throughout the Employment Term pay the premiums for a $1,000,000 policy of term life insurance insuring the life of Executive (subject to his meeting the suitability requirements of the insurer). Executive shall be the owner of such policy and entitled to all of the rights of ownership including designation of the beneficiary thereof.

                   (v) Throughout the Employment Term, the Corporation, at its expense, shall furnish an automobile to Executive (owned or leased by the Corporation) commensurate with his position as CEO and shall reimburse Executive for reasonable maintenance, operating and insurance expenses incurred in the use of such automobile in connection with business activities conducted on behalf of the Corporation.

                   (vi) Subject to reasonable guidelines adopted by the Board, throughout the Employment Term, the Corporation shall pay
              (A) the costs of dues for membership in professional organizations whose activities are reasonably related to the business of the Corporation, and (B) the initiation fee and monthly dues for Executive's membership in one private club that offers luncheon and dinner eating facilities.

                   (vii) The Corporation, at its expense, shall provide Executive with a policy of long-term disability insurance with reasonable limits and continue to provide to Executive all other fringe benefits that are presently being provided to


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              Executive or such comparable or additional fringe benefits of the same general type and quality as the Corporation may provide in the future to its executive employees.

              d. SEVERANCE BENEFIT. If the Employment Term expires as a result of the Corporation delivering a Non-Extension Notice to Executive, then upon the expiration of the Employment Term, the Corporation shall be obligated to pay Executive the applicable amounts specified in Section 12(a) unless such Notice is delivered by the Corporation within twelve
         (12) months following a change in Control (as hereinafter defined), in which event the Corporation shall be obligated to pay Executive the applicable amounts specified in Section 12(b).

         5. BUSINESS EXPENSES. The Corporation shall pay, or reimburse Executive for, the reasonable and necessary business expenses of Executive incurred in the performance of his duties hereunder, subject to reasonable documentation thereof and the reasonable rules and regulations of the Corporation relating thereto.

         6. INVENTIONS AND IMPROVEMENTS. Executive acknowledges, covenants and agrees that the Corporation shall be the sole owner of all the fruits and proceeds of Executive's services hereunder, including but not limited to all writings, inventions, discoveries, designs, systems, processes or other improvements relating to the business or products of the Corporation, whether or not patentable, registerable, or copyrightable, which Executive may, alone or with others, conceive, create, develop, produce or make during the Employment Term or as a result of his employment with the Corporation (collectively, the "Invention"), free and clear of any claims by Executive of any kind or character whatsoever other than Executive's rights to compensation hereunder. Executive agrees that he shall disclose each of the Inventions promptly and completely to the Corporation, and shall, at the request of the Board, execute such assignments, certificates or other instruments as the Board from time to time deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Corporation's right, title and interest in or to any or all of the Inventions.

         7.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

              a. Executive acknowledges that, in and as a result of his employment by the Corporation, he will be making use of, acquiring and/or adding to the Corporation's Confidential Information (as hereinafter defined). As a material inducement to the Corporation to enter into this Agreement and to pay Executive the compensation and benefits set forth in this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of this Agreement, directly or indirectly divulge or disclose for any purposes whatsoever, any Confidential Information that has been obtained by, or disclosed to, him as a result of his employment with the Corporation. For purposes of this Agreement, "Confidential Information" means, collectively, all confidential matters and materials of the Corporation, including without limitation, the Corporation's proprietary information, inventions, trade secrets, knowledge, data, know-how, intellectual property, systems, procedures, manuals, pricing policies, operational


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         methods and information relating to the Corporation's products, processes, formulae, business plans, marketing plans and strategies, pricing strategies, customer lists, or other subject matters pertaining to the business and/or financial affairs of the Corporation. "Confidential Information" shall not include any information that is in the public domain during the period of Executive's service to the Corporation other than as a result of disclosure by Executive in violation of this Agreement.

              b. If Executive is required by a court of competent jurisdiction or other tribunal (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information, Executive may disclose such Information to such tribunal without liability hereunder, PROVIDED, THAT Executive first provides the Corporation with notice of any such requirement(s) as promptly as practicable, but in any case with sufficient timeliness to enable the Corporation to seek an appropriate protective order and/or waive its compliance with the relevant provisions of this Agreement.

         8.   COVENANTS AGAINST COMPETITION.

              a. In view of the unique value to the Corporation of the services of Executive and because of the Confidential Information to be obtained by or disclosed to Executive, as herein above set forth, and as a material inducement to the Corporation to enter into this Agreement and to pay to Executive the compensation and benefits set forth in this Agreement, Executive covenants and agrees that during Executive's employment and for a period of one year after he ceases to be employed by the Corporation for any reason, he will not, except as otherwise authorized by this Agreement, compete in the field of pharmacogenomics with the Corporation or any affiliate of the Corporation, solicit the Corporation's customers or the customers of any of its affiliates in the field of pharmacogenomics, or directly or indirectly solicit for employment any of the Corporation's employees.

              b.   For the purposes of this Agreement:

                   (i) The term "compete" means engaging in the same or any similar business as the Corporation or any of its affiliates in any manner whatsoever, including without limitation as a proprietor, partner, investor, shareholder, member, director, officer, employee, consultant, independent contractor or otherwise, within any geographic area in which the Corporation's products are offered or distributed;

                   (ii) The term "affiliate," when used in reference to any Person (as hereinafter defined), means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the first such Person; and

                   (iii) The term "customers" means all Persons to whom the Corporation or any of its affiliates has provided any product or service, whether or not for


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              compensation, within a period of two (2) years prior to the time
              Executive ceases to be employed by the Corporation.

              c. None of the provisions of this Section 8 shall prohibit Executive from investing in securities listed on a national securities exchange or actively traded over-the-counter so long as such investments are not greater than five percent (5%) of the outstanding securities of any issuer of the same class or issue.

         9.   REASONABLENESS OF RESTRICTIONS.

              a.   Executive has carefully read and considered the provisions of
         Section 7 and Section 8, and, having done so, agrees that:

                   (i) The restrictions set forth in Section 7 and Section 8, including but not limited to the time period, scope and geographical area of restriction, are fair and reasonable and are reasonably required for the protection of the good will and other legitimate business interests of the Corporation and its affiliates, officers, directors, shareholders, and other employees;

                   (ii) Executive has received adequate consideration for such obligations; and

                   (iii) Such obligations do not prevent Executive from earning a livelihood.

              b.   If, notwithstanding the foregoing, any of the provisions of
         Section 7 or Section 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts had not been included therein. If any provision of Section 7 or Section 8 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

         10. REMEDIES FOR BREACH OF EXECUTIVE'S COVENANTS OF NON-DISCLOSURE AND NON-COMPETITION. Executive recognizes and agrees that the Corporation's remedy at law for any breach of Section 7 or Section 8 would be inadequate, and he agrees that, for breach of such provisions, the Corporation shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance.

         11.  TERMINATION.


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              a.   In the event that Executive dies during the Employment Term, this Agreement shall terminate upon his death, upon which event Executive's legal representatives shall be entitled to receive, and the Corporation shall pay or cause to be paid to Executive's legal representatives, any Base Salary and other compensation or benefits accrued but as yet unpaid on the date of Executive's death.

              b. If during the Employment Term, Executive is prevented from performing the duties or fulfilling responsibilities of his employment under this Agreement by reason of any incapacity or disability for a continuous period of six (6) months, as determined by an independent qualified physician selected by the Corporation and reasonably acceptable to Executive (or his representative), then the Corporation may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment hereunder, but Executive shall continue to be eligible to receive any benefits to which he may be entitled under the terms of any long-term disability plan or insurance policy maintained by the Corporation for its employees. In the event of such incapacity or disability, the Corporation shall continue to pay full compensation to Executive in accordance with the terms of this Agreement until the date of such termination.

              c. The Corporation may, upon written notice to Executive, terminate Executive's employment hereunder For Cause; provided that the Corporation shall first provide the Executive with an opportunity to discuss any proposed termination with the Board. For purposes of this Agreement, the term "For Cause" shall mean:

                   (i) A willful and material breach by Executive of his duties hereunder which Executive fails to cure within thirty (30) days after receipt of written notice;

                   (ii) Executive's conviction of any felony, or of a lesser crime having its predicate element fraud, dishonesty or misappropriation of property of Corporation;

                   (iii) Executive's engaging in bad faith or gross negligence in the performance of his duties under this Agreement as determined in good faith by the Board;

                   (iv) Executive's engaging in chronic alcoholism, drug addiction or substance abuse which has interfered with the performance of his duties under this Agreement; and/or

                   (v) Executive's perpetration of any act or omission which submits the Corporation to criminal liability, unless such act or omission was directly approved by resolution of the Board.

         In the event of termination For Cause of Executive's employment, Executive's right to receive compensation and other benefits hereunder (other than any Base Salary accrued but as yet unpaid on the effective date of such termination) shall terminate on the


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effective date of such termination, and Executive shall not be entitled to any severance payments or benefits pursuant to Section 12.

              d. The Corporation may, at any time, for reason other than For Cause, elect, by majority vote of the Board, to terminate Executive's employment upon thirty (30) days written notice to Executive. In the event of such termination for reason other than For Cause, the Corporation shall be obligated to pay Executive the applicable amounts specified in Section 12(a); provided that if a Change of Control (as hereinafter defined) has occurred within the preceding 12 months, then the Corporation shall be obligated to pay the amounts specified in
         Section 12(b) rather than the amounts specified in Section 12(a).

              e. Executive may, at his option, upon thirty (30) days written notice to the Corporation, terminate his employment hereunder, if: the Corporation, without Executive's express written consent, demotes him to a position and/or assigns him duties inconsistent with the position and/or duties described in Sections 1 or 2. Upon any termination by Executive under this Section 11(e), the Corporation shall be obligated to pay Executive the applicable amounts specified in Section 12(a); provided that if a Change of Control (as hereinafter defined) has occurred within the preceding 12 months, then the Corporation shall be obligated to pay the amounts specified in Section 12(b) rather than the amounts specified in Section 12(a).

              f. Executive may, at his option, upon thirty (30) days written notice to the Corporation, terminate his employment hereunder for Good Reason (as hereinafter defined) following a Change of Control of the Corporation. Upon any termination by Executive under this Section 11(f), the Corporation shall be obligated to pay Executive the amounts specified in Section 12(b).

              g. Executive may, at his option, upon six (6) months prior written notice to the Corporation, terminate his employment hereunder. In the event of a voluntary termination of his employment by the Executive pursuant to this Section 11(g), Executive's rights to receive compensation and other benefits (other than any Base Salary accrued but as yet unpaid on the effective date of such termination) shall terminate on the effective date of such termination, and Executive shall not be entitled to any severance payments or benefits pursuant to
         Section 12.

              h. For purposes of this Agreement, the term "Good Reason" means, during the twelve (12) month period following a Change of Control, without Executive's express written consent, the occurrence of any of the following circumstances:

                   (i) the assignment to Executive of any duties inconsistent (except in the nature of a promotion) with the position in the Corporation that he held immediately prior to the Change of Control or substantial adverse alteration in the nature or status of his position or


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              responsibilities or the conditions of his employment from those in effect immediately prior to the Change of Control;

                   (ii) a reduction by the Corporation in Executive's annual Base Salary as in effect on the date hereof, as the same may be increased from time to time; or

                   (iii) the failure by the Corporation to continue in effect any material compensation or benefit plan in which Executive participates immediately prior to the Change of Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, than existed immediately prior to the Change of Control.

              i. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                   (i) Any Person or any two or more Persons acting as a group (but excluding the Corporation and any subsidiary of the Corporation and any employee benefit plan sponsored or maintained by the Corporation or any such subsidiary), and all affiliates of such Person or Persons, who shall directly or indirectly acquire beneficial ownership of securities of the Corporation in one or more transactions, or series of transactions, such that, following such transaction or transactions, such Person or Persons or group and their affiliates beneficially own securities of the Corporation representing (A) prior to the occurrence of an Initial Public Offering (as hereinafter defined), fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding securities, and (b) at any time thereafter, thirty-five percent (35%) or more of the combined voting power of the Corporation's then outstanding securities. For the purposes of this clause, a subsidiary of the Corporation shall mean a corporation all of whose securities having voting power are beneficially owned by the Corporation;

                   (ii) Any Person or Persons acquires or agrees to acquire all or substantially all of the assets of the corporation through a purchase of assets but excluding any such acquisition by a corporation all of whose securities having voting power are beneficially owned by the Corporation;

                   (iii) As a result of a contested election, the individuals who were directors of the Corporation immediately before the election ceased to constitute a majority of the Board; or


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                   (iv)      The Corporation enters into any agreement pursuant
              to which it is not the surviving constituent corporation in any merger or other business combination.

              j. For purposes of this Agreement, the term "Person" means any individual, corporation, association, partnership, limited partnership, limited liability company, limited liability partnership, organization, business, joint venture, sole proprietorship, governmental agency, entity or subdivision or other entity of any kind or nature.

              k. (i) Subject to paragraph (m) of this Section 11, upon a voluntary termination by Executive of his employment pursuant to
         Section 11(e) or Section 11(f), or upon termination of such employment by the Corporation pursuant to Section 11(d) or upon the expiration of the Employment Term as a result of the Corporation's delivering a Non-Extension Notice to Executive, Executive shall have the right to require the Corporation to repurchase all of the shares of capital stock of the Corporation owned by him at the date of any such termination or expiration (the "Shares") at their Fair Market Value as of the date upon which the Executive exercises such right. The Executive shall have a period of one (1) year after the date of such termination or expiration to exercise such right which shall be exercisable by delivering a written notice of exercise to the principal office of the Corporation, to the attention of the Board. The purchase of the Shares shall take place at the principal office of the Corporation at 10:00 a.m., local time, on a date no later than the later of (i) thirty (30) days after determination of the Fair Market Value of the Shares in accordance with the provisions of this Agreement, or (ii) sixty (60) days after the Corporation's receipt of such notice. At the closing, Executive shall transfer the Shares to the Corporation, and the Corporation shall pay the Fair Market Value thereof by certified or bank cashier's check(s) or by wire transfer of funds; PROVIDED, THAT the Corporation may, if prohibited from making such payment in cash by any applicable law, pay the Fair Market Value in a combination of cash in an amount of no less than half of such Fair Market Value (to the extent permitted by such law) and the remainder by means of an unsecured promissory note of the Corporation bearing interest at the Prime Rate, payable in equal monthly installments of interest and principal over three (3) years, in a principal amount equal to the Fair Market Value less the amount of the cash payment. Any such note shall contain commercially reasonable provisions. Executive shall execute and deliver such instruments of transfer as the Corporation may reasonably request in order to effect such transfer.

                   (ii) As used herein, the term "Fair Market Value" means the fair market value agreed upon by the Corporation and Executive or determined by an appraiser selected jointly by the Corporation and Executive but at the Corporation's expense. If the Corporation and Executive cannot agree on such Value or such an appraiser within 30 days after the occurrence of the event requiring such determination, then the Corporation shall appoint one appraiser, at its expense, and Executive shall appoint one appraiser, at his expense, both of whom shall be experienced in the appraisal of companies engaged in businesses similar to the business then conducted by the Corporation. If either the Corporation or Executive fail to appoint such an appraiser within 15 days after the lapse


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              of such 30-day period, then the appraiser appointed by the party who does appoint an appraiser shall make the appraisal of the Fair Market Value and such appraisal shall govern. If two appraisers are appointed, then the average of the appraisals rendered by such appraisers shall be considered the Fair Market Value; provided that if the higher appraisal reflects a value that is greater than 120% of the lower appraisal, then the two appraisers shall jointly appoint a third appraiser (experienced in the appraisal of similar businesses), or if they fail to do so, the manager of the principal office of the American Arbitration Association in Hartford County in the State of Connecticut shall make such appointment. The Corporation shall pay of the expenses of such third arbitrator. The average of the two appraisals closest in value among the three appraisals rendered by such appraisers shall be considered the Fair Market Value. Each appraisal report shall be rendered in writing and shall be signed by the appraiser rendering such report. The Corporation and Executive shall use reasonable efforts to cause each appraiser to render its or his appraisal report within 30 days after the date of appointment.

                   (iii) As used herein, "Prime Rate" means the prime rate of interest from time to time published in the "Money Rates" column of the Wall Street Journal, Eastern edition.

              l. In the event of termination or expiration of Executive's employment other than for death, Executive shall resign from all positions held in the Corporation, including without limitation any position as a director, officer, agent, trustee or consultant of the Corporation or any affiliate of the Corporation.

              m. Notwithstanding the foregoing, paragraph (k) of this Section 11 shall have no further force or effect upon the consummation of a firm commitment underwritten public offering of shares of common stock of the Corporation registered under the Securities Act of 1933, as amended (an "Initial Public Offering").

         12.  SEVERANCE PAYMENTS.

              a. Subject to Section 13, if the Corporation terminates Executive's employment pursuant to Section 11(d), and the Board vote with respect to such termination does not occur within twelve (12) months following a Change of Control, or if Executive terminates his employment pursuant to Section 11(e), and such termination does not occur within twelve (12) months following a Change of Control, or if the Employment Term expires as a result of the Corporation's delivering a Non-Extension Notice to Executive and such Notice is not delivered within twelve (12) months following a Change of Control, the parties recognize and agree that actual damages due Executive would be difficult if not impossible to ascertain and agree that, in lieu of any other rights to which Executive may be entitled, the Corporation shall pay Executive, as severance pay or as liquidated damages, or both, Executive's Base Salary, as in effect at the time of such termination or expiration for a period of twelve (12) calendar months following the date of such termination or expiration, such payments to be made in the same manner in which such salary payments were made to Executive immediately prior to the date of such termination or expiration.


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              b.   Subject to Section 13, if the Corporation terminates
         Executive's employment pursuant to Section 11(d), and the Board vote with respect to such termination occurs within the twelve (12) months following a Change of Control, or if Executive terminates his employment pursuant to Section 11(e) and such termination occurs within twelve (12) months following a Change of Control, or if the Employment Term expires as a result of the Corporation's delivering a Non-Extension Notice to Executive within twelve (12) months following a Change of Control, or if Executive terminates his employment for Good Reason following a Change of Control pursuant to Section 11(f), the parties recognize and agree that actual damages to Executive would be difficult if not impossible to ascertain and agree that, in lieu of any other rights to which Executive may be entitled, the Corporation shall pay Executive, as severance pay or as liquidated damages, or both, upon the effective date of such termination or expiration a lump sum equal to three hundred percent (300%) of Executive's annual Base Salary as in effect at the time of such termination or expiration. Such payment shall be made within thirty (30) days after such termination or expiration date.

              c. Except as set forth in this Section 12 or as otherwise required by law, Executive shall not be entitled to any severance payments or employee benefits under this Agreement after termination or expiration of Executive's employment, except that if Executive is entitled to severance payments under Section 12(a) or Section 12(b), or if Executive's employment is terminated as a result of incapacity or disability, during the eighteen (18) month period (or such longer period which does not exceed twenty-four (24) months as may be provided by applicable law) following any termination or expiration of Executive's employment hereunder, the Corporation shall reimburse Executive for out-of-pocket health insurance expenses for himself and his spouse or children, if any, incurred by Executive pursuant to COBRA (Consolidated Omnibus Budget Reconciliation Act of 1986). If Executive elects not to maintain health insurance pursuant to COBRA, the Corporation is under no obligation to reimburse Executive for his otherwise elected coverage. Executive shall give the Corporation prompt notice of his re-employment.

         13.  MAXIMUM SEVERANCE PAYMENTS.

              a. Anything else contained in this Agreement to the contrary notwithstanding, if any payment or benefit received or to be received by Executive (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, its successors, any other Person whose actions result in a Change of Control or any Tax Affiliate (as hereinafter defined) (collectively, with the payments and benefits pursuant to this Agreement if deemed to be paid pursuant to a Change of Control, the "Total Payments")) is determined by Tax Advisor (as hereinafter defined) (i) to be an "excess parachute payment" (in whole or in part) for purposes of Section 280G of the Code (as hereinafter defined) and (ii) not to be deductible (in whole or in part) by the Corporation, a Tax Affiliate or other Person making such payment or providing such benefit as a result of Section 280G of the Code, then payments and benefits received or to be received by Executive pursuant to Section 12 shall be reduced


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


         (but to not less than zero) until the Total Payments are fully deductible notwithstanding Section 280G of the Code. For purposes of the limitation set forth in this Section 13, (a) no portion of the Total Payments the receipt of which Executive, in the determination of Tax Advisor, shall have effectively waived prior to the date which is fifteen (15) days following termination or expiration of his employment and prior to the earlier of (1) the date of constructive receipt thereof and (2) the date of payment thereof shall be taken into account; and (b) any reduction in the payments and benefits received or to be received by Executive pursuant to Section 12 shall be made first to cash payments due to Executive in the inverse order of the dates on which they would be payable to Executive and then to other benefits due to Executive in the inverse order of the dates on which they would be received by Executive, except to the extent that such payments and benefits, in the determination of Tax Advisor, are reasonable compensation within the meaning of Section 280G of the Code. The determination of Tax Advisor as to the deductibility of the Total Payments shall be completed not later than forty-five (45) days following Executive's termination of employment, and such termination shall be communicated in writing to the Corporation, with a copy to Executive, within such forty-five (45) day period. The determination of Tax Advisor as to the deductibility of the Total Payments shall be deemed to be conclusive and binding on the Corporation and Executive and shall not be subject to the arbitration provisions of Section 24. The Corporation shall pay the fees and other costs of Tax Advisor in connection with its performance of its duties hereunder.

              b.   For purposes of this Agreement:

                   (i) The term "Code" means the Internal Revenue Code of 1986, as amended;

                   (ii) The term "Tax Advisor" means the Corporation's independent auditors; and

                   (iii) The term "Tax Affiliate" means any corporation affiliated (or which, as a result of the completion of the transactions causing a Change of Control, will become affiliated) with the Corporation within the meaning of Section 1504 of the Code.

         14. WAIVER. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

         15. GOVERNING LAW. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Connecticut.

         16. SEVERABILITY. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and


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


this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

         17. NOTICE. Any and all notices required or permitted herein shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered personally, (b) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail, or (c) one day after delivery to a nationally recognized overnight courier service. The parties' respective addresses for such notices shall be those set forth following their respective signatures below, or such other address or addresses as either party may hereafter designate in writing to the other.

         18. ASSIGNMENT. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and legal and personal representatives, except that the rights and benefits of Executive under this Agreement may not be assigned without the prior written consent of the Corporation. Without limiting the generality of the foregoing, this Agreement shall be binding upon and inure to the benefit of any corporation with which or into which the Corporation or its successors may be merged or which may succeed to its assets or business.

         19. AMENDMENTS. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Corporation and Executive.

         20. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive and supersedes all existing agreements between the Corporation and Executive with respect to such employment. No representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by the Corporation not contained herein shall be of any force or effect. Without limiting the generality of the foregoing, that certain Employment Agreement, dated as of February, 1997, between the Corporation and Executive (as heretofore amended) is hereby terminated and shall be of no further force or effect.

         21. REFERENCES TO GENDER AND NUMBER TERMS. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

         22. COUNTERPARTS; HEADINGS; SECTIONS. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of any original but all of which taken together shall constitute but one and the same instrument. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement. All references to "Sections" and "paragraphs" in this Agreement refer to the various corresponding sections and paragraphs of this Agreement.


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


         23. SURVIVAL. The covenants and agreements contained in Sections 6 through 12 shall survive any termination or expiration of this Agreement and the termination of Executive's employment hereunder.

         24. ARBITRATION. Executive and the Corporation will submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Hartford, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of such arbitration (the "Rules"), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof; PROVIDED, HOWEVER, that nothing herein shall impair the Corporation's right to seek equitable relief for breach or threatened breach of Section 7 or
Section 8. The award of the arbitrators shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issue or accounting presented to the arbitration panel. The parties hereto further agree that the arbitration panel shall consist of one (1) person mutually acceptable to the Corporation and Executive, PROVIDED that if the parties cannot agree on an arbitrator within fifteen (15) days of filing a notice of arbitration, the arbitration panel shall consist of three (3) persons, one selected by the Corporation, one selected by Executive (or his representative) and one selected by the arbitrators so selected by the parties hereto, or if the parties hereto cannot agree, selected by the manager of the principal office of the American Arbitration Association in Hartford County in the State of Connecticut. All fees and expenses of the arbitration, including a transcript if either party requests, shall be borne equally by the parties. If Executive prevails as to any material issue presented in the arbitration, the entire cost of such proceedings (including, without limitation, Executive's reasonable attorney's fees) shall be borne by the Corporation. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator's award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Corporation or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action.


                       THE NEXT PAGE IS THE SIGNATURE PAGE


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


         IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement as of the day and year first above written.


                                  CORPORATION:

                                  GENAISSANCE PHARMACEUTICALS, INC.

                                  By: /s/ Kevin Rakin
                                     -------------------------------
                                     Name: Kevin Rakin
                                     Its   Executive Vice President

                                  Address for Notice Purposes:
                                  5 Science Park
                                  Suite 2103
                                  New Haven, CT 06511

                                  EXECUTIVE:

                                  /s/ GUALBERTO RUANO
                                  ----------------------------------
                                  GUALBERTO RUANO
                                  Address for Notice Purposes:
                                  88 Lawrence Street
                                  New Haven, CT 06511


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